Exhibit (l)

March 17, 2014

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Ladies and Gentlemen:

We have acted as counsel to TPG Specialty Lending, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form N-2 (No. 333-193986) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of its common shares, par value $0.01 per share (the “Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the form of underwriting agreement by and among the Company, TSL Advisers, LLC, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”), included as Exhibit (h) to the Registration Statement; and

(c)	the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit (a)(1) to the Registration Statement, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit (a)(2) to the Registration Statement, and the Bylaws of the Company, included as Exhibit (b) to the Registration Statement.

TPG Specialty Lending, Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) upon issuance, that valid book-entry notations for the issuance of the Securities in uncertificated form have been duly made in the share register of the Company.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that upon (i) due action of the pricing committee of the Board of Directors of the Company and (ii) due issuance of the Securities against payment therefor in the manner described in the Underwriting Agreement, the Securities will be duly authorized by all necessary corporate action of the Company and will be validly issued by the Company and fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit (l)) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Adam E. Fleisher
Adam E. Fleisher, a Partner

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